MAJOR RESELLER AGREEMENT

This Major Reseller Agreement, including its exhibits (the “Agreement”) is entered into by POSIT SCIENCE CORPORATION, 225 Bush Street, San Francisco, CA 94104, USA (“Posit”) and the company identified below (“Reseller”) as of October 15, 2007 (the “Effective Date”); provided that this Agreement shall not be effective unless and until duly executed by Posit.

Reseller Company Name: Scientific Learning Corporation
Address: 300 Frank Ogawa Plaza, Suite 600
City, State/Country, Postal Code: Oakland, California 94612
Email Address: jlindl@scilearn.com
Telephone: 510-444-3500

1.            DEFINITIONS.

1.1          “ Adult Ed Program” means a program (i) of life-long educational courses offered by a public school district or educational institution to provide adults the knowledge and/or skills necessary to participate effectively as productive family members, community members and employees, and (ii) which will license the Program from Posit for use by its individual students.

1.2          “ Group Purchaser” means an Adult Ed Program, Residential Retirement Community, Service Provider and/or School Purchaser.

1.3          “ Healthy Aging” means improving cognitive functions in mature adults and expressly excludes (i) individuals in pre-school through twelfth grade, individuals in correctional institutions, the US government and end users under US government contract and (ii) individuals seeking treatment for a disease or disorder—such as Alzheimer’s, autism, attention deficit disorder, mild cognitive impairment, or traumatic brain injury—or for dyslexia or a similar reading impairment.

1.4          “ Intellectual Property Rights” means rights in patents, copyrights, trade secrets, trademarks, and know-how, moral rights, and any other intellectual property rights recognized in any country or jurisdiction in the world.

1.5          “ Posit Marks” means Posit’s trademarks, trade names, service marks, and service names specified in Exhibit A or that accompany the Program and accompanying advertising materials.

1.6          “ Program” means Posit’s computer software products, in object code form, and related documentation specified in Exhibit A, as amended from time to time by Posit with notice to Reseller, including any error corrections and updates that Posit provides to Reseller under this Agreement.

1.7          “ Residential Retirement Community” means a community (i) offering individuals fifty (50) years of age and older independent living, assisted living, sub-acute nursing, skilled nursing or continuing care services or a mix thereof, whether such community is for-profit or not-for-profit, and (ii) which will license the Program from Posit for use by its individual residents.

1.8          “ School Purchaser” means a school district, school or other educational institution that will license the Program from Posit for use by persons employed by, serving on the supervisory board of or providing independent contractor services to that educational institution.

1.9          “ Service Provider” means an individual or entity (i) offering to individuals direct services that foster Healthy Aging, and (ii) which will license the Program from Posit for use by such individuals receiving the direct services.

1.10        “ Territory” means the United States of America and Canada, including the territories thereof.

2.             APPOINTMENT, LICENSE AND SUPPORT.

2.1           Appointment. Subject to Reseller’s compliance with this Agreement, Posit hereby appoints Reseller as a non-exclusive authorized reseller of the Program in the Territory. Reseller will market the Program only to potential Group Purchasers. For Group Purchasers other than School Purchasers, Reseller may market the Program only for Health Aging. For School Purchasers, Reseller may market the Program only for use by persons employed by, serving on the supervisory board of or providing independent contractor services to the School Purchaser. Reseller will not provide the Program to anyone other than to Group Purchasers. Posit reserves the right to market, license, and provide, and to appoint others to market, license, and provide, the Program within the Territory and without notice or liability to Reseller. Posit will determine which, if any, other Posit products or services Reseller may provide.

2.2           License Grant. Subject to Reseller’s compliance with this Agreement, Posit grants to Reseller during the Term a limited, non-exclusive, non-transferable, personal license, without right to sublicense to access and use the Program to demonstrate and market it to potential Group Purchasers in the Territory, .

2.3           License Restrictions. Reseller acknowledges that the Program contains trade secrets of Posit and its licensors, and, in order to protect such trade secrets, Reseller agrees not to disassemble, decompile or reverse engineer the Program, or permit any third party to do so, except to the extent applicable local law requires such activities be permitted. Except as expressly authorized by this Agreement, Reseller will not: (i) copy or reproduce the Program; (ii) modify the Program; or (iii) make the Program’s functionality available to third parties. Reseller will not alter, remove or obscure the Intellectual Property Rights notices of Posit or its licensors that appear on the Program or its packaging.

2.4           Limited Rights. Reseller’s rights in the Program are limited to those expressly granted in Section 2.2. Posit reserves all other rights, title and interest in and to the Program. The Program and all Intellectual Property Rights therein are and will remain the sole and exclusive property of Posit and its licensors. Reseller will use reasonable efforts to protect Posit’s Intellectual Property Rights

CONFIDENTIAL	Rev. 9/2007

Posit Science Major Reseller Agreement

in the Program and will promptly report to Posit any infringement or other violation of such rights of which Reseller becomes aware.

2.5           Support to Reseller. Posit will provide reasonable phone and email support to Reseller during Posit’s standard business hours.

3.            RESELLER’S OBLIGATIONS.

3.1           Policies and Procedures. Reseller will at all times comply with the duties and obligations under this Agreement and with all policies issued in connection with the advertising, demonstration and licensing of the Program.

3.2           In-Person Sales. Reseller will market and distribute the Program primarily in direct, in-person contact with the potential Group Purchasers. Reseller will not provide or distribute the Program via the Internet, including, without limitation, via online marketplaces like Amazon.com and auction sites like eBay. Reseller will not use unsolicited email (e.g., spam) as a means of marketing the Program and will not associate Posit in any way with unsolicited email. Reseller will not market the program by mail order or telesales; however, Reseller may use the Internet, phone and mail to communicate with Reseller’s customers about the Program.

3.3           Limits on Marketing and Distribution. Reseller will advertise, promote, and demonstrate the Program only to potential Group Purchasers in the Territory. Reseller will use its best efforts to ensure that it does not advertise, promote, demonstrate, sell or distribute the Program to (i) any individual in grades preschool through twelfth grade; (ii) any individual who is in a correctional institution; or (iii) any individual whose purpose for using the Program is to treat or address (a) a medical condition or disorder, such as Alzheimer’s, minor cognitive impairment, autism, attention deficit disorder, or traumatic brain injury or (b) dyslexia or other similar reading impairments.

3.4           Business Practices. Reseller will conduct business in a manner that reflects favorably at all times on the Program and the good name, goodwill and reputation of Posit. Reseller will not: (i) make any representations, warranties or guarantees on Posit’s behalf or with respect to the specifications, features or functionality of the Program that are inconsistent with the literature distributed by Posit; (ii) make any false or misleading representations with regard to Posit or the Program; or (iii) participate or engage in any illegal, deceptive, misleading, unethical, or improper practices.

3.5           Delivery, Installation and Support. Posit will provide direct support services for the installation and use of the Program to Group Purchasers, as provided in the applicable group license agreement and any renewal support agreement. Posit agrees that Reseller shall not have any obligation to support Group Purchasers with respect to the Program, and that Reseller shall refer all support inquiries from Group Purchasers about the Program to Posit. Unless Posit has provided Reseller with specific advance written or email authorization to do so, only Posit shall provide installation and training services to Group Purchasers. Reseller will be conversant with the general science underpinning of the Program

4.            SALES AND MARKETING.

4.1           Marketing. Reseller will encourage the purchase of Posit Programs by appropriate customers, making use of promotional materials supplied by Posit to do so. Reseller will include in all marketing, advertising, and promotional materials the applicable copyright and trademark notices of Posit and its licensors as they appear on or in any materials provided by Posit.

4.2           Trademark License. Subject to Reseller’s compliance with this Agreement, and with Posit’s Trademark Guidelines set forth in Exhibit A, Posit hereby grants to Reseller a non-exclusive, non-transferable license, during the term of this Agreement, to use the Posit Marks solely in connection with Reseller’s marketing, promotion, and distribution of the Program. Any use of a Posit Mark by Reseller must have Posit’s prior written or email approval. Reseller will not remove or obscure any Posit Mark on or in the Program and will not attach any additional trademarks, logos or trade designations to the Program. Reseller acknowledges and agrees that Posit owns the Posit Marks and that any and all goodwill and other proprietary rights that are created by or that result from Reseller’s use of a Posit Mark hereunder inure solely to the benefit of Posit. Reseller will at no time contest or aid in contesting the validity or ownership of any Posit Mark or apply to register any trademark, trade name or other designation that is confusingly similar to any Posit Mark.

5.            ORDERS AND SHIPMENT.

5.1           Group Purchaser Orders. Reseller will order the Program for Group Purchasers by submitting to Posit by fax or hard copy the appropriate, signed group license agreement for a Group Purchaser. The initial form of group license agreement for School Purchasers is attached to this Agreement as Exhibit C and Posit will provide other forms of the license agreement on request. Posit may change the form of license agreement from time to time by providing 30 days notice of such changes to Reseller. Posit will ship the Program directly to the Group Purchaser upon Posit’s review and approval of the order.

5.2           General. Posit reserves the right to refuse to accept any order placed by Reseller, cancel any purchase order previously placed by Reseller that has not been fulfilled, or refuse or delay shipment of the Program pursuant to a purchase order, in each case immediately upon the failure by Reseller to comply with any of the terms and conditions of this Agreement, price schedules, credit or other requirements established by Posit from time to time.

6.            PRICING AND PAYMENT.

6.1           Pricing. For each Program sold by Reseller to a Group Purchaser other than a School Purchaser, Posit will pay to Reseller 20% of the Program Software License Fee and 20% of the Set-up & Training Fee paid by the Group Purchaser and for each Program sold by Reseller to a School Purchaser, Posit will pay to Reseller 40% of the Program Software License Fee and 20% of the Set-up & Training Fee paid by the School Purchaser (the “Reseller Commission”) as specified in the applicable group license agreement.

All Group Purchaser pricing will be determined by Posit, in its sole discretion. Posit reserves the right to increase or decrease Group Purchaser pricing from time to time on 30 days prior written notice to Reseller.

6.2           Payment Terms. Posit will pay all Reseller Commissions set forth in Section 6.1 in US Dollars by the 25th day of the month following the month in which payment for the sale on which the commission was earned is actually received by Posit from the Group Purchaser.

7.            TERM AND TERMINATION.

7.1           Term. This Agreement will begin on the Effective Date and, unless terminated earlier in accordance with its terms, will remain in effect for one (1) year. This Agreement may be renewed

CONFIDENTIAL	2	Rev. 9/2007

Posit Science Major Reseller Agreement

for additional one (1) year terms, with the prior written consent of the parties.

7.2           Termination. Either party may terminate this Agreement, at any time, with or without cause, with thirty (30) days prior written notice. Posit may immediately terminate this Agreement, at any time, in the event that Reseller breaches any term of this Agreement.

7.3           Effect of Termination. Upon any termination of the Agreement: (i) all licenses granted by Posit hereunder to Reseller will automatically cease; (ii) Reseller will immediately stop using the Posit Marks and discontinue all representations that it is a reseller of the Program; and (iii) each party will promptly return to the other all of the other party’s Confidential Information within its possession or control, and will certify in writing that it has complied with its obligations to return all such Confidential Information. Upon receipt by Posit of each such copy of the Program, Posit will refund to Reseller all amounts paid by Reseller to Posit for such Program. Sections 1, 2.3, 2.4, 3.1, 3.3, 3.4, 3.5, 3.6, 6, 7.3, and 8-12 will survive termination of this Agreement for any reason.

8.             CONFIDENTIALITY.

8.1           Definition. “Confidential Information” means: (i) the Program and other related information disclosed by Posit; (ii) any forecasting, potential customer or sales or marketing strategy information disclosed by Reseller or Posit; and ii) any information of Posit or Reseller that, if disclosed in writing, is marked “confidential” at the time of disclosure, or, if disclosed orally, is identified as “confidential” at the time of disclosure, and is summarized in a writing sent by the disclosing party to the other party within thirty (30) days,

8.2           Exclusions. The obligations in Section 8.3 will not apply to the extent any information: (i) is or becomes generally known to the public through no fault of the receiving party; (ii) is rightfully known by the receiving party at the time of disclosure without an obligation of confidentiality; (iii) is independently developed by the receiving party without use of the disclosing party’s Confidential Information; or (iv) is rightfully obtained by the receiving party from a third party without restriction on use or disclosure.

8.3           Use and Disclosure Restrictions. Each party will not use the other party’s Confidential Information, except as necessary for the performance of this Agreement, and will not disclose such Confidential Information to any third party The foregoing obligations will not restrict either party from disclosing the other party’s Confidential Information or the terms and conditions of this Agreement: (i) pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the party required to make such a disclosure gives reasonable notice to the other party to enable it to contest such order or requirement; (ii) on a confidential basis to its paid legal or professional financial advisors; (iii) as required under applicable securities regulations; or (iv) on a confidential basis to present or future providers of venture capital or potential private investors in or acquirers of such party.

9.            WARRANTY.

9.1           Limited Product Warranty. Posit’s sole warranty obligation with respect to the Program is to Group Purchasers and is set forth in the product warranty accompanying the Program.

9.2           Disclaimer. EXCEPT AS EXPRESSLY PROVIDED ABOVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, POSIT DISCLAIMS ALL WARRANTIES AND REPRESENTATIONS REGARDING THE PROGRAM AND ANY SERVICES PROVIDED BY POSIT, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND ANY WARRANTIES ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE. NO ADVICE OR INFORMATION, WHETHER ORAL OR WRITTEN, OBTAINED FROM POSIT OR ELSEWHERE, WILL CREATE ANY WARRANTY NOT EXPRESSLY STATED IN THIS AGREEMENT.

10.          LIMITATION OF LIABILITY.

10.1         Exclusion of Damages. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOSS OF USE, LOSS OF DATA OR LOSS OF GOODWILL), OR THE COSTS OF PROCURING SUBSTITUTE PRODUCTS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE OR PERFORMANCE OF THE PROGRAM OR OUT OF ANY SERVICES PROVIDED BY POSIT HEREUNDER, WHETHER SUCH LIABILITY ARISES FROM ANY CLAIM BASED UPON BREACH OF CONTRACT, BREACH OF WARRANTY, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

10.2         Failure of Essential Purpose. The parties have agreed that the limitations specified in this Section will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose. The parties expressly acknowledge and agree that Posit has set its prices and entered into this Agreement in reliance upon the limitations of liability specified herein, which allocate the risk between Posit and Reseller and form a basis of the bargain between the parties.

11.          GENERAL.

11.1         Assignment. Neither Posit nor Reseller may assign this Agreement, in whole or in part, without the prior written consent. of the other party, except that either party may assign its rights and responsibilities under this Agreement to the purchaser of substantially all of that party’s business. Any attempt to assign without such consent will be null and void.

11.2         Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of California, USA, excluding its principles of conflicts of law. Any suit or legal action arising under this Agreement will be brought solely in the federal or state courts in the Northern District of California, to which jurisdiction and venue each party hereby irrevocably consents.

11.3         Notices. All notices required or permitted under this Agreement will be in writing and delivered to the above addresses by courier or overnight delivery services, or by certified mail, and will be deemed given upon receipt. Notice given by email or fax will be valid only upon acknowledgement of receipt by recipient in writing or by email or fax.

11.4         Relationship of Parties. The parties to this Agreement are independent contractors and this Agreement will not establish

CONFIDENTIAL	3	Rev. 9/2007

Posit Science Major Reseller Agreement

any relationship of partnership, joint venture, employment, franchise or agency between the parties. Neither party will have the power to bind the other party or to incur any obligations on its behalf without the other party’s prior written consent.

11.5         Miscellaneous. This Agreement, including all exhibits hereto, constitutes the complete and exclusive agreement regarding its subject matter between the parties and supersedes all prior or contemporaneous agreements. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by duly authorized representatives of each party. Except as expressly set forth in this Agreement, the exercise by either party of any remedy will be without prejudice to its other remedies under this Agreement or otherwise. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision. If any provision of this Agreement is found by a court to be invalid or unenforceable, that provision will be enforced to the maximum extent permissible and the other provisions of this Agreement will remain in full force and effect. Headings are for convenience and should not be used to interpret this Agreement. This Agreement may be executed in counterparts.

Each party causes this Agreement to be executed by a duly authorized representative as of the Effective Date.

RESELLER – SCIENTIFIC LEARNING CORPORATION		POSIT SCIENCE

By:	/s/ Jessica Lindl	By:	/s/ Jon Zimman
Print Name:	Jessica Lindl	Print Name:	Jon Zimman
Title:	VP Marketing	Title:	VP Business Affairs
Date:	11/5/07	Date:	11/9/2007

CONFIDENTIAL	4	Rev. 9/2007

Posit Science Major Reseller Agreement

EXHIBIT A

Posit Computer Software Products

Current Posit computer software products include the following:

•	Brain Fitness Program Classic, Group Edition (for Adult Ed Programs, Service Providers and School Purchasers)

•	Brain Fitness Program Classic, Community Edition (for Residential Retirement Communities)

Posit Trademark Guidelines

A.	Current Posit Trademarks, Servicemarks and Logos (“Trademarks”) include:

Posit Science™	Cortex™	Clarity™
Posit Science Brain Fitness Program™	InSight™
Your Brain Will Thank You™	[Company Logo] ™

B.	Proper Usage of Posit Trademarks

          1.          Set the Trademarks apart from other words or nouns they modify by capitalizing and designating the Trademarks with the appropriate symbol - ® or ™ (as set forth above).

          2.          Always use the Trademarks as proper adjectives that modify a specific person, place, or thing. Because a trademark is an adjective, use it with the generic noun that it modifies.

          3.          Never combine a Trademark or a Posit product name or service name with your (or another party’s) trademark or product or service name. If the Trademarks are combined with the trademarks, product names or service names of others, consumers may be confused as to which company is the source of the product or service.

          4.          Do not change the Trademarks in any way. Do not shorten, abbreviate or create acronyms out of the Trademarks. Never make a Trademark possessive or plural.

          5.          Indicate the ownership of Trademarks with the following notice:

“____________ are either registered trademarks or trademarks of Posit Science in the United States and/or other countries.”

C.	Ownership and Protection of Trademarks

By using the Trademarks, you agree to the following:

           1.          You acknowledge Posit’s or its licensor’s ownership of the Trademarks and will do nothing inconsistent with such ownership. You agree that all use of the Trademarks by you will inure to the benefit of Posit or its licensors and further agree that you will not harm or misuse the Trademarks or bring them into disrepute. You will not apply to register the Trademarks or use, register or cause to be registered with any domestic or foreign governmental or quasi governmental authority any word or mark that is confusingly similar to the Trademarks or that contains part or all of the Trademarks as a trademark, service mark, internet domain name, or trade name. You will cooperate at Posit’s cost with Posit’s or its licensor’s registration and maintenance of the Trademarks.

          2.          You will give Posit prompt written notice of any adverse use of the Trademarks or other designation similar to the Trademarks of which you are or become aware. Posit and its licensors will have the sole right, but not the obligation, to bring infringement or unfair competition actions involving the Trademarks.

          3.          The nature and quality of the products and services used in connection with which the Trademarks will conform to applicable industry standards.

          4.          If Posit determines that you are using the Trademarks improperly or in connection with products or services other than products or services that meet the quality standards set forth above, Posit will so notify you in writing, and you will immediately remedy the improper use, or cease using the Trademarks.

CONFIDENTIAL	5	Rev. 9/2007

Posit Science Major Reseller Agreement

EXHIBIT B

Price Schedule for Resellers

PRICE SHEET
Effective July 1, 2007

Provider Kits for Internal Use

Description	Price

Provider Starter Kit	$1,495
Provider Supplemental Starter Kit	$ 500

•	Shipping & Handling on the above items is additional:
	•	USA Ground (3-9 days): $9.95; USA Priority (1-3 days): $19.95

BFP Classic: Group & Community Editions

Group Edition: Pricing for Adult Ed Programs, School Purchasers & Service Providers

Number of Licensed Seats	Program Software License Fee

2 to 9	$750 per seat
10 to 39	$650 per seat
40 to 199	$550 per seat
200 to 999	$500 per seat
1,000 +	Quoted on request

Community Edition: Pricing for Residential Retirement Communities

Number of Living Units	Program Software License Fee

Fewer than 120	$ 12,000
120 to 249	$100 per unit
250 to 999	$ 90 per unit
1,000 to 4,999	$ 80 per unit
5,000 +	Quoted on request

Group & Community Editions: Pricing for Training

Level of Training	Set-up & Training Fee

Basic Remote	$ 600
Standard On-site	$2,400
Premium On-site	$4,800

CONFIDENTIAL	6	Rev. 9/2007